EXHIBIT 5

OPINION OF SUSAN E. PENDERY

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Manugistics
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9715 Key West Avenue
Rockville, MD 20850-3915
tel. (301) 255 5000
fax (301) 5370
www.manugistics.com

September 15, 2003

Board of Directors
Manugistics Group, Inc.
9715 Key West Avenue
Rockville, Maryland 20850

Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Manugistics Group, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 400,000 shares (the “Shares”) of the Company’s common stock, $0.002 par value, that may become issuable by the Company upon the exercise of options granted to Jeremy P. Coote in the employment letter to Mr. Coote dated June 19, 2003 (the “Employment Letter”) as reflected in that certain Stock Option Agreement between the Company and Mr. Coote (the “Plan”). The number of Shares which may be purchased under the Plan is subject to adjustment from time to time as set forth in the Plan.

In connection with this opinion, I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, the Employment Letter, the Plan and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Susan E. Pendery Susan E. Pendery Deputy General Counsel